EXHIBIT 5(h)


                             SUB-ADVISORY AGREEMENT

            This Agreement, made as of this 24th day of July, 1998, by and between U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Adviser"), and Federated Investment Counseling, a Delaware business trust (the "Sub-Adviser").

            WHEREAS, First American Investment Funds, Inc., a Maryland corporation ("FAIF"), on behalf of its Strategic Income Fund, a separately managed series of FAIF ("Strategic Income Fund"), has appointed the Adviser as Strategic Income Fund's investment adviser pursuant to an Investment Advisory Agreement dated April 2, 1991, as amended (the "Advisory Agreement"); and

            WHEREAS, pursuant to the terms of the Advisory Agreement, the Adviser desires to appoint the Sub-Adviser as its sub-adviser for Strategic Income Fund, and the Sub-Adviser is willing to act in such capacity upon the terms set forth herein; and

            WHEREAS, pursuant to the terms of the Advisory Agreement, FAIF has approved the appointment of the Sub-Adviser as the sub-adviser for Strategic Income Fund.

            NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

            1. The Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby agrees to act, as sub-adviser for, and to manage the investment of the assets of, Strategic Income Fund as follows:

            (a) The Adviser shall determine the proportions in which Strategic Income Fund's assets shall be allocated and re-allocated among (i) U.S. government and domestic corporate investment grade fixed income securities; (ii) domestic corporate high yield (as defined in Strategic Income Fund's prospectus) fixed income securities; (iii) foreign government and foreign corporate investment grade and high yield fixed income securities; and (iv) cash equivalents. The Adviser shall communicate such asset allocation determinations to the Sub-Adviser at such times and in such manner as the Sub-Adviser reasonably requests.

            (b) The Sub-Adviser shall manage the investment of those proportions of Strategic Income Fund's assets which the Adviser determines, pursuant to (a) above, shall be allocated to and invested in securities described in (a)(ii) above. It is understood and agreed that the Adviser, acting alone or through another sub-adviser, shall manage the investment of those proportions of Strategic Income Fund's assets which the Adviser determines, pursuant to (a) above, shall be allocated to and invested in securities described in (a)(i), (iii) and (iv) above.

Without limiting the generality of the foregoing, it is specifically understood and agreed by the Adviser and the Sub-Adviser that:

            (x) The investment of Strategic Income Fund's assets by the Sub-Adviser as set forth in (b) above shall at all times be subject to the investment objectives, policies and restrictions of Strategic Income Fund as set forth in FAIF's then-effective Registration Statement under the Securities Act of 1933, as amended, including the Prospectus and Statement of Additional Information of Strategic Income Fund contained therein. The Adviser shall communicate to the Sub-Adviser any changes or additions to or interpretations of such investment objectives, policies and restrictions of Strategic Income Fund made by the Board of Directors of FAIF (the "Board"). The Sub-Adviser shall have a reasonable opportunity to review and comment on proposed changes, additions or interpretations before they take effect. The Sub-Adviser will maintain books and records relating to its management of Strategic Income Fund under its customary procedures and in compliance with applicable regulations

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      under the Investment Company Act of 1940, as amended (the "Act") and the
      Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Sub-Adviser will permit the Adviser to inspect and copy such books and records at all reasonable times during normal business hours, upon reasonable notice. Prior to each Board meeting, the Sub-Adviser will provide the Adviser and the Board with reports regarding its management of Strategic Income Fund during the interim period in such form as may be mutually agreed upon by the Sub-Adviser and the Adviser. The Sub-Adviser will also provide the Adviser with any information regarding its management of Strategic Income Fund required for any shareholder report, amended registration statement or prospectus supplement filed by Strategic Income Fund with the Securities and Exchange Commission.

            (y) If a transfer of investment advisory or sub-advisory services with respect to Strategic Income Fund should occur, the Sub-Adviser will within a reasonable period of time and at the Adviser's expense take all steps necessary or appropriate to segregate such records and deliver them to FAIF or to such person as is designated by FAIF.

            (z) Subject to paragraphs (a) and (x) above and the supervision of the Adviser and the Board, the Sub-Adviser will manage the investment operations of the portion of Strategic Income Fund allocated to its management pursuant to paragraph (b) above (the "Sub-Adviser's Portfolio") and the composition of the Sub-Adviser's Portfolio, including the purchase, retention and disposition of, and exercise of all rights pertaining to, the securities comprising the Sub-Adviser's Portfolio. Subject to the foregoing, the Adviser hereby authorizes the Sub-Adviser, in its discretion and without prior consultation with the Adviser, to buy, sell and otherwise trade in any stocks, bonds, instruments, financial contracts and other investment assets ("Securities") on behalf of Strategic Income Fund. Subject to the foregoing, the Sub-Adviser may invest the Sub-Adviser's Portfolio in such proportions of stocks, bonds, instruments, financial contracts and other investment assets as the Sub-Adviser shall determine, and may dispose of securities without regard to the length of time the Securities have been held, the resulting rate of portfolio turnover or any tax considerations.

In acting hereunder the Sub-Adviser shall be an independent contractor and, unless otherwise expressly provided or authorized hereunder or by the Board, shall have no authority to act for or represent the Adviser, FAIF or Strategic Income Fund in any way or otherwise be an agent of the Adviser, FAIF or Strategic Income Fund.

            2. The Sub-Adviser, at its own expense, shall provide all office space, personnel and facilities necessary and incident to the performance of the Sub-Adviser's services hereunder. The Sub-Adviser may consult with counsel to Strategic Income Fund and shall be protected insofar as it acts in conformity with advice rendered to it by such counsel. The fees and expenses of counsel to Strategic Income Fund shall be paid by Strategic Income Fund.

            3. The Sub-Adviser shall be responsible only for those expenses expressly stated in paragraph 2 to be the responsibility of the Sub-Adviser and shall not be responsible for any other expenses of the Adviser, Strategic Income Fund or FAIF, including, as illustrative and without limitation, the fees and expenses of organizing FAIF and continuing its existence; expenses of administrative support and personnel services; fees and expenses of preparing and printing registration statements under the Securities Act of 1933 and the Act and any amendments thereto; expenses of preparing, printing and distributing prospectuses (and any amendments thereto) to shareholders; fees and charges of any custodian (including charges as custodian and for keeping books and records and similar services to FAIF and Strategic Income Fund) and including any expenses relating to foreign country registration and relating to the Board's Rule 17f-5 determinations; fees and expenses of directors

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and officers; fees and expenses of accounting, insurance, independent auditors, legal counsel, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; costs of and incident to issuance, purchase, redemption and transfer of Strategic Income Fund's shares, and distributions to shareholders (including dividend payments and reinvestment of dividends); brokers' commissions; interest charges; taxes and corporate fees payable to any government or governmental body or agency (including those incurred on account of the registration or qualification of securities issued by FAIF); dues and other expenses incident to FAIF's membership in the Investment Company Institute and other like associations; costs of stock certificates, directors and shareholder meetings, corporate reports, reports and notices to shareholders and proxy solicitations thereof and reports to governmental officers and commissions; and costs of printing and mailing, stationery and bookkeeping forms. Strategic Income Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigations, proceedings and claims and the legal obligations of Strategic Income Fund to indemnify its officers and agents with respect thereto.

            4. To the extent consistent with applicable law, the Sub-Adviser may aggregate purchase or sell orders for Strategic Income Fund with contemporaneous purchase or sell orders of other clients of the Sub-Adviser or its affiliated persons. In such event, allocation of the Securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its and its affiliates' fiduciary obligations to Strategic Income Fund and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

            The Sub-Adviser will place purchase and sell orders for Strategic Income Fund with or through such banks, brokers, dealers, futures commission merchants or other firms dealing in Securities ("Brokers") as it determines, which may include Brokers which are affiliated persons of the Sub-Adviser, provided such orders are exempt from the provisions of Section 17(a), (d) and
(e) of the Act. The Sub-Adviser will use its best efforts to obtain execution of transactions for Strategic Income Fund at prices which are advantageous to Strategic Income Fund and at commission rates that are reasonable in relation to the services received. The Sub-Adviser may, however, select Brokers on the basis that they provide brokerage, research or other services or products to Strategic Income Fund and/or other clients of the Sub-Adviser and its affiliated persons. In selecting Brokers, the Sub-Adviser may also consider the reliability, integrity and financial condition of the Broker, and the size of and difficulty in executing the order.

            To the extent consistent with applicable law, and subject to review by the Board, the Sub-Adviser may pay a Broker an amount of commission for effecting a Securities transaction in excess of the amount of commission or dealer spread another Broker would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such Broker to Strategic Income Fund and/or other clients of the Sub-Adviser and its affiliated persons. This determination, with respect to brokerage and research services or products, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliated persons have with respect to Strategic Income Fund or their other clients, and may include services or products that the Sub-Adviser does not use in managing Strategic Income Fund. The Sub-Adviser's placement of orders and receipt of research products and/or services shall comply with any applicable policies and procedures adopted by the Board and with Strategic Income Fund's registration statement.

            The Sub-Adviser shall provide to the Adviser and the Board such reports in respect to placement of security transactions for Strategic Income Fund as the Adviser or the Board may

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reasonably request. The Sub-Adviser also shall provide to the Adviser and the
Board such reports as are mutually agreed upon by the Adviser and the Sub-Adviser in connection with the determinations required to be made by the Board or its delegate pursuant to Rule 17f-5 under the Act.

            5. For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee based on an annual rate of 0.20% of the first $25 million of Strategic Income Fund's average daily net assets, 0.165% of its average daily net assets in excess of $25 million up to $50 million, 0.13% of its average daily net assets in excess of $50 million up to $100 million and 0.105% of its average daily net assets in excess of $100 million. This fee will be computed based on net assets at the beginning of each day and will be paid to the Sub-Adviser monthly on or before the fifteenth day of the month next succeeding the month for which the fee is paid. The fee shall be prorated for any fraction of a fiscal year at the commencement and termination of this Agreement. Anything to the contrary herein notwithstanding, the Sub-Adviser may at any time and from time to time waive any part or all of any fee payable to it pursuant to this Agreement.

            6. Nothing in this Agreement shall prevent the Sub-Adviser or any partner, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its partners, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser will undertake and permit such persons to undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

            Except as provided in the following paragraph, the Sub-Adviser agrees to indemnify Strategic Income Fund, FAIF and the Adviser with respect to any loss, liability, judgment, cost or penalty which Strategic Income Fund, FAIF or the Adviser may directly or indirectly suffer or incur in any way arising out of or in connection with any material breach of this Agreement by the Sub-Adviser. In no event shall this be construed to have the Sub-Adviser incur any liability for investment decisions made prior to the effective date of this Agreement. The Adviser agrees to indemnify the Sub-Adviser with respect to any loss, liability, judgment, cost or penalty which the Sub-Adviser may directly or indirectly suffer or incur in any way arising out of the performance of its duties under this Agreement, except as provided in the following paragraph. The Adviser will not be entitled to indemnity for any loss, liability, or judgment, cost or penalty resulting from willful malfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

            The Sub-Adviser shall give Strategic Income Fund the benefit of its best judgment and effort in rendering services hereunder, but the Sub-Adviser shall not be liable for any act or omission or for any loss sustained by Strategic Income Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement. The Sub-Adviser shall not be entitled to indemnity for any loss, liability, judgment, cost or penalty resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

            7. The Sub-Adviser represents, warrants and agrees that the Sub-Adviser is registered as an "investment adviser" under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and is and shall continue at all times to be in compliance in all material respects with the requirements imposed upon it by the Advisers Act. The Sub-Adviser agrees to (a) supply the

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Adviser with such documents as the Adviser may reasonably request to document the Sub-Adviser's compliance with such laws and regulations, and (b) immediately notify the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to any applicable law or regulation. The Sub-Adviser will furnish to the Adviser a copy of any amendment to Part II of the Sub-Adviser's Form ADV most recently filed with the Securities and Exchange Commission.

            8. The Adviser and the Sub-Adviser each represents and warrants that it has the power to execute and deliver this Agreement and any other documentation relating hereto and to perform its respective obligations under this Agreement and that it has taken all necessary action to authorize such execution, delivery and performance. Such execution, delivery and performance do not violate or conflict with any law applicable to the Adviser or the Sub-Adviser, respectively, any order or judgment of any court or other governmental agency, or any contractual restriction binding on or affecting the Adviser or the Sub-Adviser, respectively. The obligations of the Adviser and the Sub-Adviser, respectively, under this Agreement constitute their respective legal, valid and binding obligations, enforceable against each of them in accordance with the terms hereof.

            9. Subject to any other written instructions of the Adviser or FAIF, the Sub-Adviser is hereby appointed FAIF's agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of Strategic Income Fund's assets. The Adviser and FAIF hereby ratify and confirm as good and effectual, at law or in equity, all that the Sub-Adviser and its officers and employees, may do in its capacity as attorney-in-fact. However, nothing herein shall be construed as imposing a duty on the Sub-Adviser to act or assume responsibility for any matters in its capacity as attorney-in-fact for FAIF. Any person, partnership, corporation or other legal entity dealing with the Sub-Adviser in its capacity as attorney-in-fact hereunder for FAIF is hereby expressly put on notice that the Sub-Adviser is acting solely in the capacity as an agent of FAIF and that any such person. partnership, corporation or other legal entity must look solely to FAIF for enforcement of any claim against FAIF, as the Sub-Adviser assumes no personal liability whatsoever for obligations of FAIF entered into by the Sub-Adviser in its capacity as attorney-in-fact for FAIF.

            10. The Adviser hereby acknowledges that the Sub-Adviser is not responsible for pricing portfolio Securities, and that the Adviser and the Sub-Adviser will rely on the pricing agent chosen by the Board for prices of Securities, for any purposes.

            11. The Sub-Adviser's and the Adviser's obligations under this Agreement are subject to the satisfaction of the following conditions precedent:

            (a) Receipt by the Sub-Adviser of a certificate of an officer of Strategic Income Fund stating that (i) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the directors, who are not interested persons of Sub-Adviser or the Adviser, cast in person at a meeting of the Board called for the purpose of voting on such approval, and (ii) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the outstanding voting securities of Strategic Income Fund.

            (b) Authorization by Strategic Income Fund to its custodian designating the persons specified by the Sub-Adviser as "Authorized Persons" under Strategic Income Fund's custody agreement.

            (c) Strategic Income Fund's execution and delivery of a limited power of attorney-in-fact of the Sub-Adviser, in a form mutually agreeable to the Sub-Adviser, the Adviser and the Board.

            (d) Receipt by the Sub-Adviser of Board resolutions, certified by an officer of Strategic Income Fund, adopting all procedures and guidelines required by any exemptive order listed on Schedule 2 to this Agreement and all policies, procedures, guidelines, and codes listed on Schedule 1 to this Agreement;

            (e) Receipt by the Sub-Adviser of a list of entities affiliated with FAIF and an opinion of counsel concerning the placement of principal and brokerage securities transactions with affiliated entities of FAIF by the Sub-Adviser and its affiliated entities.

            (f) Any other documents, certificates or other instruments that the Sub-Adviser or the Adviser may reasonably request from Strategic Income Fund.

            12. The Adviser, FAIF, and Strategic Income Fund are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of the Sub-Adviser and agree that the obligations assumed by the Sub-Adviser pursuant to this contract shall be limited in any case to the Sub-Adviser and its assets and the Adviser, FAIF, and Strategic Income Fund shall not seek satisfaction of any such obligation from the shareholders of the Sub-Adviser, the Trustees, officers, employees, or agents of the Sub-Adviser, or any of them.

            13. The effective date of this Agreement shall be the date set forth in the first paragraph hereof. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for a period of more than two years from the date of its execution but only as long as such continuance is specifically approved at least annually by (a) the Board or by the vote of a majority of the outstanding shares of Strategic Income Fund and (b) the vote of a majority of the directors, who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser, of the Sub-Adviser or of FAIF, cast in person at a meeting called for the purpose of voting on such approval.

            14. This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by the vote of a majority of the outstanding shares of Strategic Income Fund, or by the Adviser or the Sub-Adviser, upon 60 days' written notice to the other parties.

            This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Act), provided, however, that such automatic termination shall be prevented in a particular case by an order of exemption from the Securities and Exchange Commission or a no-action letter of the staff of the Commission to the effect that such assignment does not require termination as a statutory or regulatory matter.

            15. This Agreement may be modified by mutual consent, such consent only to be authorized by a majority of the directors of FAIF who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser, of the Sub-Adviser or of FAIF and the vote of a majority of the outstanding shares of Strategic Income Fund.

            16. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding shares of Strategic Income Fund shall mean the lesser of (a) the vote of 67% or more of the shares of Strategic Income Fund at a meeting where more than 50% of the outstanding shares are present in person or by proxy, or (b) the vote of more than 50% of the outstanding shares of Strategic Income Fund.

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            17. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

            18. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

            19. The internal law, and not the law of conflicts, of the Commonwealth of Pennsylvania will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

            20. This Agreement constitutes the entire agreement between the parties concerning its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

            21. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                           U.S. BANK NATIONAL ASSOCIATION


                                           By  /s/ Jeffrey M. Wilson
                                             -------------------------------
                                             Its  Vice President
                                                 ---------------------------


                                           FEDERATED INVESTMENT COUNSELING


                                           By  John Fisher
                                             -------------------------------
                                             Its  President
                                                 ---------------------------

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                         SCHEDULE 1 - FUND DOCUMENTATION

1.       FAIF's Articles of Incorporation and Bylaws.

2. 10 copies of the most current Prospectus and Statement of Additional Information for each class of Strategic Income Fund's shares.

3. Information regarding the Custody Agreement between FAIF and U.S. Bank National Association, as Custodian for Strategic Income Fund's Securities, including information as to:

         *        Strategic Income Fund's nominee,
         * the Federal tax identification numbers of Strategic Income Fund and its nominee,
         * all routing, bank, participant and account numbers and other information necessary to provide proper instructions for transfer and delivery of Securities to Strategic Income Fund's accounts at the Custodian,
         * the name, address, phone and fax number of the Custodian's employees responsible for Strategic Income Fund's accounts, and
         *        Strategic Income Fund's pricing service and contact persons.

4. All policies, procedures, guidelines and codes adopted by the Board under the Act or any regulation thereunder, including:

         *        Rule 10f-3 (relating to affiliated underwriting syndicates),
         *        Rule 17a-7 (relating to interfund transactions),
         *        Rule 17e-1 (relating to transactions with affiliated Brokers),
         * Rule 17-f-4 (relating to securities held in securities depositories),
         *        Rule 17j-1 (relating to a code of ethics), and
         *        Rule 17f-5 (relating to foreign custody).

5. All SEC exemptive orders applicable to Strategic Income Fund, and all procedures and guidelines adopted by the Board under the terms of such orders.

6. All procedures and guidelines adopted by the Board or the Adviser regarding:

         *        Repurchase agreements,
         * Evaluating the liquidity of securities, include restricted securities, municipal leases and stripped U.S. government securities,
         * Segregation of liquid assets in connection with reverse repurchase agreements, firm commitments, standby commitments, short sales, options and futures agreements,
         *        Derivative contracts and securities, and
         *        Affiliated bank procedures.

7. Any master agreements that FAIF has entered into on behalf of Strategic Income Fund, including:

         *        Master Repurchase Agreement,
         *        Master Futures and Options Agreements,
         *        Master Foreign Exchange Netting Agreements, and
         *        Master Swap Agreements.

8.       CFTC Rule 4.5 letter.

9. Schedule of the current year's Board meetings, and the reports needed by the Board.

10.      Pricing and performance calculation entities and contact persons.

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                     SCHEDULE 2 - SUB-ADVISER DOCUMENTATION

1. Part II of the Sub-Adviser's Form ADV most recently filed with the Securities and Exchange Commission.

2. All exemptive orders granted by the Securities and Exchange Commission that will become applicable to Strategic Income Fund, and the procedures and guidelines followed by the Sub-Adviser in accordance therewith.